Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Inspirato LLC, a Delaware limited liability company (the “Company”), and Robert Kaiden, a California resident (“Executive”), effective as of March 20, 2024 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to an Offer Letter signed on March 21, 2023 (“Prior Agreement”) and have mutually agreed to modify the terms of the Executive’s employment relationship with the Company as of the Effective Date.

NOW, THEREFORE, for and in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.	EMPLOYMENT AND DUTIES.
1.1	Position. Executive shall be employed by the Company as its Chief Financial Officer, reporting to the Chief Executive Officer of Inspirato LLC. In such position, the Executive shall have such duties, authority, and responsibilities of such a position in a similar sized company and as granted by the bylaws of the Company, Executive’s duties may include providing services and serving as a member of the Board, an officer, or director, without additional compensation, to any or all of the Company’s direct or indirect parent, subsidiary or affiliated companies (collectively, the “Companies”).
1.2	Full Attention. Executive shall devote his full business time exclusively to affairs of the Company and the discharge of his duties and responsibilities hereunder. Executive shall not, without the consent of the Company, engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall limit Executive’s ability to participate in reasonable levels of charitable, civic, trade organization, and similar activities, passive personal investment activities, and to join as a member the board of directors of other companies, provided that such activities do not, as determined by the Company at its sole reasonable discretion, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other contract between Executive and the Company, or otherwise materially interfere with the performance of Executive’s duties under this Agreement.
1.3	Confidentiality Agreement. Executive acknowledges and agrees that the Employee Proprietary Rights and Inventions Assignment Agreement signed by Executive on March 21, 2023, attached as Exhibit 1 hereto, which includes confidentiality provisions, continues in full force and effect (the “Confidentiality Agreement”).
2.	TERM. This Agreement shall be effective on the Effective Date. Executive’s employment with the Company pursuant to this Agreement shall continue until terminated as provided

Exhibit 10.1

in Section 4 of this Agreement. The period of Executive’s employment pursuant to this Agreement shall be the “Term.”

3.	COMPENSATION AND BENEFITS. During the Term, the Company shall provide the following compensation and benefits to Executive:
3.1	Base Salary. Executive shall receive an annualized base salary (“Base Salary”) of

$500,000 (Five Hundred Thousand Dollars). Based upon the Board’s reasonable and good faith evaluation of Executive’s performance under this Agreement, Base Salary may be increased or decreased from time to time at the sole discretion of the Board, provided that Base Salary may not be decreased below the amount stated in this Section 3.1. Base Salary shall be paid in accordance with the Company’s standard payroll practices as they may exist from time to time.

3.2	Annual Bonus. Effective starting the calendar year of 2024, Executive shall be eligible for an annual performance bonus (“Annual Bonus”), in the target amount of fifty percent (50%) of Base Salary, based upon the achievement by Executive and/or the Company of performance goals established by the Board at its sole discretion. The Annual Bonus may be zero if the Board determines in good faith that the performance goals have not been met, or may be paid in proportion to the Board’s determination of performance goals. Any bonus to be paid for a year shall be paid not later than March 15 of the subsequent year.
3.3	Equity.
3.3.1	Annual Grant. Each year, Executive will be considered for a performance- based equity award of RSUs for a number of shares of the Parent Stock, with the annual equity target being $1,575,000 in value (the “Annual Grant”). The Board will award each Annual Grant in the first quarter of the year based upon the Company’s performance in the previous fiscal year, which could be zero. For example, the Board will determine Executive’s bonus for the Company’s performance in 2024 in Q1 of 2025; the first vesting event on any grant made in Q1 of 2024 will take place in Q1 of 2026. Any Annual Grants will be subject to the Company’s Equity Incentive Plan and any applicable grant agreement.
3.4	Paid Time Off. Executive shall be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policies as they may exist from time to time, and as required by any state and local law. The Executive will also be entitled to all paid holidays given by the Company to its executives.
3.5	Other Employment Benefits. Executive shall be allowed to participate in the Company’s other benefit plans and programs on the same basis as other Company executives, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without

Exhibit 10.1

limitation, medical, health and dental care, life insurance, disability protection, 401(k) and retirement plans.

3.6	Expense Reimbursement. The Company shall reimburse Executive for out-of- pocket expenses reasonably incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Company’s policies regarding expense reimbursement as they may exist from time to time.
4.	TERMINATION. Executive’s employment with the Company may be terminated as provided in this Section 4. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that termination of this Agreement shall not relieve either party of obligations under this Agreement which by their terms are to be performed after termination.
4.1	Termination by Company for Cause. The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. As used in this Agreement, “Cause” shall mean Executive’s: (a) conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty; (b) material violation of law, or act of fraud or material dishonesty, in connection with Executive’s employment; (c) refusal or intentional failure to comply with any lawful written directive of the Company; (d) breach of Executive’s fiduciary duty or duty of loyalty to the Company; (e) material breach of this Agreement, the Confidentiality Agreement, or any other contract with the Company that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the breach and what performance is expected to cure the same; (f) material violation of any written Company policy that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the violation and what performance is expected to cure the same; or (g) conduct by the Executive constituting a willful and material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation (A) dishonesty to the Company with respect to any material matter; or (B) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes. Notwithstanding the foregoing, no act or omission by the Executive shall be grounds for a Cause termination if such act or omission was taken by the Executive in a reasonable belief that Executive was acting in the best interest of the Company.
4.2	Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any

Exhibit 10.1

combination thereof. Any involuntary termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4.1 or does not result from the Disability of the Executive under Section 4.3 will be deemed a termination without Cause.

4.3	Termination by Executive. Executive may terminate Executive’s employment at any time for any reason, including, but not limited to, Good Reason, upon written notice to the Company, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof. For purposes of this Agreement, "Good Reason" will mean that the Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive's responsibilities, authority or duties; (ii) a material diminution in the Executive's Base Salary except for across-the-board salary reductions based on the Company's financial performance similarly affecting all or substantially all senior management employees of the Company; and (iii) a material change in the geographic location at which the Executive provides services to the Company; (iv) a material breach of this Agreement by the Company; and (v) the failure of any acquirer of the Company, to agree to the terms of this Agreement. "Good Reason Process" will mean that (a) the Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (b) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of his knowledge of the first occurrence of such condition; (c) the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice (the "Cure Period"), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Executive terminates his/her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.
4.4	Termination upon Death or Disability. Executive’s employment will terminate automatically upon Executive’s death; provided, however, that Executive’s death shall not terminate the rights of his heirs or estate to compensation earned by Executive under this Agreement at the time of his death. The Company may terminate Executive’s employment for Disability at any time upon written notice to Executive or Executive’s legal representative, with immediate effect. As used in this Agreement, “Disability” means that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, Executive (a) is unable, with reasonable accommodation, to engage in any substantial gainful activity or (b) has been receiving income replacement benefits for a period of not less than 120 days under an accident and health plan covering employees of the Company. If any question arises as to whether during any period the Executive is disabled so as to be unable to perform with reasonable accommodation the essential functions of the

Exhibit 10.1

Executive’s then existing position or positions the Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail, by a physician selected by the Company trained in the disability affecting Executive to whom the Executive or the Executive’s guardian has no reasonable objection, as to whether the Executive is so disabled or how long such disability is expected to continue. Such certification will for the purposes of this Agreement be conclusive of the issue. The Executive will cooperate with any reasonable request of the physician in connection with such certification. If such question will arise and the Executive unreasonably fails to submit such certification, the Company’s determination of such issue will be binding on the Executive. For the avoidance of doubt, a termination by the Company for Disability shall not constitute a termination by the Company without Cause. Nothing in this Agreement will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

4.5	Termination by Agreement. Executive’s employment with the Company may be terminated at any time by written agreement of the parties.
4.6	Payment upon Termination.
4.6.1	Accrued Payments. Upon the termination of Executive’s employment with the Company, Executive shall be entitled to payment of (a) earned but unpaid Base Salary through the date of termination, (b) any earned but unpaid Annual Bonus from a previous year, (c) reimbursement of business expenses incurred during employment in accordance with Section 3.6 of this Agreement, and (d) any benefits accrued and vested as of the date of termination in accordance with the applicable benefit plans (collectively, the “Accrued Payments”). Executive shall not be entitled to severance pay or other similar termination payment or benefit of any kind except as expressly provided in Section 4.6.2 of this Agreement.
4.6.2	Severance. If the Company terminates Executive’s employment (actually and not constructively, except as set forth in Section 4.3) without Cause or if Executive terminates employment for Good Reason as provided in section 4.3, and provided that Executive (x) is in material compliance with this Agreement and the Confidentiality Agreement and (y) executes and returns to the Company a complete release of all claims against the Company and related persons in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days after the effective date of such termination (“Termination Date”), the Company shall, in addition to payment of the Accrued Payments:
(a)	pay severance to Executive in an amount equal to twelve (12) months of Base Salary at the rate in effect as of the Termination Date, which shall be paid in equal installments in twenty-four (24) substantially equal payments paid on the Company’s regular

Exhibit 10.1

paydays, commencing on the Termination Date (the “Severance Period”); provided, however, that: (i) the first such payment shall be made on the first payday that is at least sixty (60) days after the Termination Date and shall include all sums that would have been paid had payment commenced on the first payday after the Termination Date; (ii) the Severance Period shall terminate immediately upon Executive’s material breach of this Agreement or the Confidentiality Agreement; and (iii) if the sixty-day period within which the release must become effective spans two calendar years, no payment pursuant to this Section 4.6.2 shall be made before the first business day of the second calendar year;

(b)pay to Executive an Annual Bonus in the target amount for the year in which the Terminate Date occurs;
(c)	provided that Executive timely elects and is eligible for Continuation Coverage as defined herein the Company shall pay directly to the Company’s COBRA provider or group health plan provider for premiums to continue the medical, dental and vision insurance coverage (if any) of Executive and Executive’s eligible dependents pursuant to the continuation-coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable state law (“Continuation Coverage”) from the Termination Date through the earlier of (i) the eighteen (18) month anniversary after the Termination Date; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Executive’s continuation rights under COBRA. provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and
(d)cause all of Executive’s unvested equity to vest, as of the earlier of the Termination Date or the date of closing of the Change of Control. Equity grants shall in all other respects continue to be covered by the Company’s Equity Incentive Plan and applicable grant agreements.

4.6.3	Change of Control Defined. As used herein, “Change of Control” shall mean: (a) any change in the ownership or control of the common stock of

Exhibit 10.1

the Company which results in more than 50% of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement; (b) the merger or consolidation of the Company with another entity such that more than 50% of the issued and outstanding equity interests of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement; or (c) the sale of all or substantially all of the operating assets of the Company.

5.	ADDITIONAL PROVISIONS
5.1	Notices. All notices to be given to a party hereto shall be properly given (a) on the date the notice is hand-delivered, (b) on the day after the notice is deposited with UPS or FedEx for overnight delivery to the address shown below or such other address as the party may have designated by notice to the other party, or (c) on the date received as evidence through “read receipt” via electronic mail, addressed to such party at the address shown below or such other address as the party may have designated by notice to the other party:

The Company:Executive:

Inspirato LLCRobert Kaiden

Attn: Legal Dept25 Hanson Lane

1544 Wazee StWalnut Creek, CA 94596

Denver, CO 80202rkaiden67@gmail.com legal@inspirato.com

5.2	Severability. The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.
5.3	Modification; Waiver. Except for judicial modification as provided in Section 5.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
5.4	Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to

Exhibit 10.1

the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. The payment of any annual bonus is intended to be a “short term deferral” under Section 409A and any amount payable shall be paid in a lump sum on a date determined by The Company before the end of the “short term deferral” period” with respect to such bonus. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement for expenses shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. Notwithstanding any other provision in this Agreement or in any other document, The Company shall not be responsible for the payment of any applicable taxes incurred by Executive pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

5.5	Governing Law; Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Executive and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. If an action is brought under this Agreement in Denver, Colorado, upon presentment of detailed receipts, the Company shall reimburse Executive up to a maximum of

$5,000 for Executive’s properly and reasonably incurred expenses related to flights and hotel accommodations for Executive to attend depositions, court dates, and any other litigation events where in-person attendance is reasonably expected or required. For sake of clarity, the reimbursement of travel costs referenced in this Section 5.5 shall in no way include reimbursement of attorney’s fees and expenses or legal costs.

5.6	Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s reasonable attorney fees incurred as a result of such breach or threatened breach.
5.7	Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Executive and Executive’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Executive may not assign this Agreement.
5.8	Taxes. All payments pursuant to this Agreement shall be subject to withholding for taxes as required by applicable law.

Exhibit 10.1

5.9	Construction. This Agreement shall be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement shall be construed against either the Company or Executive.
5.10	Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.
5.11	Complete Agreement. This Agreement (along with the Confidentiality Agreement) is the entire agreement between the parties regarding the matters addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully- executed agreement.

WHEREUPON, the parties have executed this Agreement on the dates shown below, to be effective as of the Effective Date.

EXECUTIVE:INSPIRATO LLC:

By:  /s/ Robert Kaiden By: /s/ Eric Grosse  Robert KaidenEric Grosse, Chief Executive Officer

Date: 3/20/2024 Date: 3/22/2024

Exhibit 10.1

DocuSign Envelope ID: A1EAC42E-9BB0-4AE6-9C8D-E46A86CACD66

EXHIBIT 1

EMPLOYEE PROPRIETARY RIGHTS AND INVENTIONS ASSIGNMENT AGREEMENT

This Employee Covenant Agreement (“Agreement”) is made and entered into by and between Inspirato LLC, a (the “Company”), and the employee whose name and signature appear below (“Employee”) as of the date of Employee’s signature below:

WHEREAS, Employee is employed or has been offered employment with the Company to provide services to the Company and/or to one or more of the other Companies (as defined below) in a position in which Employee will or may have access to the Companies’ intellectual property, trade secrets and other confidential information; and

WHEREAS, the Companies’ intellectual property, trade secrets and other confidential information are valuable assets of the Companies.

NOW, THEREFORE, in consideration of the employment described above and other good and valuable consideration, the parties agree as follows:

1.	CONFIDENTIALITY.
1.1	Definition of “Affiliate.” As used in this Agreement, “Affiliate” means a legal entity that

(a) owns or controls in whole or in part another legal entity, (b) is owned or controlled in whole or in part by one or more other legal entities or natural persons, or (c) is under common ownership or control in whole or in part with another legal entity.

1.2Definition of the “Companies.” As used in this Agreement, the “Companies” means the Company and all of its direct and indirect Affiliates.
1.3Definition of “Confidential Information.” As used in this Agreement, “Confidential Information” means all intellectual property of the Companies, all of the Companies’ “trade secrets” as defined in the Colorado Uniform Trade Secrets Act (C.R.S §7-74-101 et seq.), and all other non-public information of the Companies relating to the business of the Companies, including but not limited to all non-public information regarding the Companies’: organization, operations, and management; revenues, expenses and finances; existing and prospective contracts and business arrangements; policies and procedures; employees and contractors, including payroll, medical and other personnel records; customers, including customer lists and customer needs and preferences; vendors and service providers; business and marketing plans and strategies; data and datasets; software, hardware and information systems; patents, trademarks and other intellectual property. Confidential Information does not include information that (i) arises from Employee’s general training, knowledge, skill, or experience, whether gained from Company or not; (ii) that is readily ascertainable to the public; (iii) information that a worker otherwise has a right to disclose as legally protected, including but not limited to reporting unlawful employment practices or claims of sexual harassment or sexual assault to the appropriate authorities; or (iv) specific information that has become generally publicly known through no fault of Employee.
1.4Confidentiality and Nondisclosure. Employee hereby acknowledges and agrees that all Confidential Information which Employee receives or learns while employed by the Company shall be considered the exclusive property of the Company. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use any Confidential Information for the benefit of any person other than the Companies. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by law, such as trade secret statutes, fiduciary duties, and the like.
1.5Return of Company Property. Employee agrees that upon termination of Employee’s

Exhibit 10.1

DocuSign Envelope ID: A1EAC42E-9BB0-4AE6-9C8D-E46A86CACD66

employment with the Company, for whatever reason and whether voluntary or involuntary, or at any time upon request, Employee will immediately surrender to the Company all property of the Companies in Employee’s possession, custody or control, including but not limited to any copies of materials that incorporate or are derived from Confidential Information, and certify in writing to the Company that Employee has done so.

1.6Compliance with Pre-Existing Duties. Employee represents and warrants that Employee’s employment with the Company does not and will not breach any agreement with any former employer of Employee, including any confidentiality agreement or noncompetition agreement with a former employer. Employee shall not, during his/her employment with the Company, improperly use or disclose to any of the Companies any proprietary information or trade secrets belonging to any former employer or any other third party to whom Employee owes a duty of nondisclosure.
1.7Information from Third Parties. Employee acknowledges that the Companies have received and will continue to receive confidential or proprietary information from third parties which the Companies must maintain in confidence and protect from unauthorized disclosure or use, including but not limited to information regarding resort and other properties and the Companies’ members and their families and guests. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use for the benefit of any person other than the Companies any such information, except where such disclosure or use is: (a) in connection with and in furtherance of Employee’s work on behalf of the Companies, (b) not otherwise contrary to applicable laws regarding trade secrets, confidential information or intellectual property; and (c) not contrary to any agreement between the third party and any of the Companies of which Employee has knowledge.
1.8Employee Nonsolicitation Covenant. For one (1) year immediately following the termination of Employee’s employment with the Company, Employee shall not, except in furtherance of Employee’s duties as an employee of the Company, directly or indirectly solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, agent or contractor of any of the Companies to reduce or terminate his/her/its employment, agency or contractor relationship with the Companies.
2.	DEFEND TRADE SECRETS ACT PROVISION. Notwithstanding the foregoing, 18 U.S.C.

§1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal   (2) An individual

who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by Employee, or any Company policy, is intended to conflict with this statutory protection.

3.NONDISPARAGEMENT. While employed by the Company and at all times thereafter, Employee shall not disclose, issue any statements, or otherwise cause to be disclosed any information which is designed, intended or might be reasonably interpreted to disparage the Company, its officers or directors, its business, products and/or personnel and their customers. Nothing in this Agreement shall preclude Employee from: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (iii) making truthful statements to governmental agencies such as the EEOC or SEC; or (iv) making legally protected, truthful statements or disclosures regarding sexual assault or sexual harassment.
4.SCOPE AND REMEDIES. As used herein, the phrase “while employed by the Company” includes any period of prior or subsequent service to the Company as a contractor or other non-employee

Exhibit 10.1

DocuSign Envelope ID: A1EAC42E-9BB0-4AE6-9C8D-E46A86CACD66

service provider. Employee acknowledges and agrees that any breach by Employee of any provision of this Agreement will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement.

5.	GENERAL
5.1Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their terms.
5.2Modification; Waiver. Except for judicial modification as provided in Section 4.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
5.3No Effect on At-Will Employment Status. This Agreement is not intended to, and shall not be construed to, grant any employment rights to Employee beyond that of at-will employment, which may be terminated by either party at any time, with or without cause.
5.4Survival. The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company.
5.5Governing Law and Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Employee and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.
5.6Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s attorney fees incurred as a result of such breach or threatened breach.
5.7Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Employee may not assign this Agreement.
5.8Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.
5.9Complete Agreement. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

INSPIRATO LLC:EMPLOYEE

/s/ Danielle ProbstBy:[On Attached Page]

Danielle Probst, SVP, People Operations

Exhibit 10.1

Review Task Summary

PRIA

Attachment: New PRIA

Signature:

Robert L Kaiden

Please review PRIA and sign Acknowledged By: Robert Kaiden Acknowledged IP: 98.248.4.108

Acknowledged Date: 3/20/2023 12:48:58 AM (UTC)

Robert Kaiden Task Name: PRIA